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                                                                     EXHIBIT 5.1


                  [STRADLING YOCCA CARLSON & RAUTH LETTERHEAD]



                                 August 16, 2000



         Re:      Registration Statement on Form S-3

Dear Ladies and Gentlemen:

         At your request, we have examined the form of Registration Statement on Form S-3 (the "Registration Statement being filed by Computer Motion, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,903,743 shares of the Company's common stock, $0.001 par value ("Common Stock") which consist of 1,308,852 shares to be issued to certain warrant holders upon exercise of their warrants and 594,891 shares issued to certain investors in a private placement on June 30, 2000. The shares of Common Stock may be offered for resale from time tot time by and for the account of the Selling Stockholders of the Company as named in the Registration Statement.

         We have reviewed the corporate action of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

         Based on the foregoing, it is our opinion that 1,903,743 of Common Stock covered by the Registration Statements have been duly authorized and validly issued, and are fully paid and nonassessable.

         We consent to the use of this opinion as exhibit to the Registration Statement.

                                     Very truly yours,

                                     STRADLING YOCCA CARLSON & RAUTH


                                     /s/ Stradling Yocca Carlson & Rauth